CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Mediware Information Systems, Inc. and subsidiaries of our report dated August 28, 1997 on the financial statements as of and for the year ended June 30, 1997 which is included in the annual report on Form 10-KSB for the year ended June 30, 1997.



Richard A. Eisner & Company, LLP

New York, New York
October 8, 1997